Exhibit 99.1

ALTRIA REPORTS 2014 FOURTH-QUARTER AND FULL-YEAR RESULTS;
DELIVERS FULL-YEAR ADJUSTED DILUTED EPS GROWTH OF 8.0%

▪	Altria’s 2014 fourth-quarter reported diluted earnings per share (EPS) increased over 100% to $0.63, as comparisons were affected by special items.

▪	Altria’s 2014 fourth-quarter adjusted diluted EPS, which excludes the impact of special items, increased 15.8% to $0.66.

▪	Altria’s 2014 full-year reported diluted EPS increased 13.3% to $2.56, as comparisons were affected by special items.

▪	Altria’s 2014 full-year adjusted diluted EPS, which excludes the impact of special items, increased 8.0% to $2.57.

▪	Altria forecasts its 2015 full-year adjusted diluted EPS to be in the range of $2.75 to $2.80, representing a growth rate of 7% to 9% from an adjusted diluted EPS base of $2.57 in 2014.

▪
Altria’s President and Chief Operating Officer, Dave Beran, has decided to retire on March 1, 2015, after 38 years with the company. Howard Willard, currently Altria’s Chief Financial Officer, will become Chief Operating Officer. William Gifford, currently Altria’s Senior Vice President, Strategy & Business Development, will become Chief Financial Officer. These changes are also effective March 1, 2015.

RICHMOND, Va. - January 30, 2015 - Altria Group, Inc. (Altria) (NYSE: MO) today announced its 2014 fourth-quarter and full-year business results and provided guidance for 2015 full-year adjusted diluted EPS.
“In 2014, Altria delivered another year of strong business results and excellent returns for shareholders,” said Marty Barrington, Chairman and Chief Executive Officer of Altria. “We grew adjusted diluted EPS by almost 16% in the fourth quarter and by 8.0% for the full year, in line with our long-term EPS goal. We increased the dividend for the 48th time in 45 years. Altria also produced total shareholder return of 34.5%, well above returns for the S&P 500 and the Food, Beverage and Tobacco Index.”
“Our business results were anchored by a very strong performance in the smokeable products segment, complemented by contributions from our diverse business model,” said Mr. Barrington. “We’re also pleased with the steady progress Nu Mark is making as it builds e-vapor category leadership; Nu Mark successfully executed its national launch of MarkTen, which is now available in over 130,000 retail stores.”

6601 West Broad Street, Richmond VA 23230

Conference Call
As previously announced, a conference call with the investment community and news media will be webcast on January 30, 2015 at 9:00 a.m. Eastern Time. Access to the webcast is available at altria.com and via the Altria Investor app.
Cash Returns to Shareholders - Dividends and Share Repurchase Program
In December 2014, Altria’s Board of Directors (Board) declared a regular quarterly dividend of $0.52 per share. The current annualized dividend rate is $2.08 per share. As of January 23, 2015, Altria’s annualized dividend yield was 3.8%. Altria paid more than $1 billion in dividends in the fourth quarter and $3.9 billion in the full year of 2014. Altria expects to continue to return a large amount of cash to shareholders in the form of dividends by maintaining a dividend payout ratio target of approximately 80% of its adjusted diluted EPS. Future dividend payments remain subject to the discretion of the Board.
During the fourth quarter of 2014, Altria repurchased approximately 5.3 million shares of its common stock at an average price of $49.51 for a total cost of $260 million. During the full year, Altria repurchased approximately 22.5 million shares of its common stock at an average price of $41.79 for a total cost of $939 million. Altria has $518 million remaining in the current $1 billion program, which it expects to complete by the end of 2015. The timing of share repurchases depends upon marketplace conditions and other factors. This program remains subject to the discretion of the Board.
Capital Markets Activities - Fourth Quarter of 2014
During the fourth quarter of 2014, Altria issued $1 billion principal amount of 2.625% senior unsecured, long-term notes due in 2020. Altria’s weighted average coupon interest rate at year-end 2014 was 5.7%.
Innovative Tobacco Products
In the fourth quarter, Nu Mark LLC (Nu Mark) began shipping its latest MarkTen e-vapor product, with 2.5% nicotine-by-weight, in classic and menthol varieties and completed its national expansion of MarkTen e-vapor products, achieving distribution in over 130,000 retail stores. As of December 31, 2014, MarkTen was ranked among the top e-vapor brands nationally based on retail market share.
Updated Mortality Assumptions
In December 2014, Altria updated its mortality assumptions to reflect longer life expectancy for its defined benefit pension plan and post-retirement health-care plan participants. Altria expects the updated assumptions to increase 2015 pre-tax pension and post-retirement health-care costs by approximately $70 million.

Chief Operating Officer and Chief Financial Officer Transitions
David R. Beran, 60, has decided to retire effective March 1, 2015, after 38 years of distinguished service to the company, including the past three years as President and Chief Operating Officer. Mr. Beran also previously served as Altria’s Chief Financial Officer.
“Dave’s strong expertise, knowledge, financial acumen and leadership have contributed immeasurably to Altria’s success,” said Marty Barrington, Altria’s Chairman and CEO. “During Dave’s tenure, Marlboro achieved remarkable and consistent share growth, Altria acquired John Middleton and USSTC, and we entered the e-vapor category by creating and building Nu Mark.”
Upon Mr. Beran’s retirement, Howard A. Willard, 51, will become Chief Operating Officer. Mr. Willard currently serves as Chief Financial Officer. Since joining the Altria companies in 1992, he has held leadership positions in numerous business functions of the Altria companies, including Finance, Strategy & Business Development, Sales, Information Services and Corporate Responsibility.
William F. (Billy) Gifford, Jr., 44, has been appointed Altria’s Chief Financial Officer, effective March 1, 2015. Mr. Gifford previously served as President and CEO of Philip Morris USA Inc. (PM USA) and currently is Altria’s Senior Vice President, Strategy & Business Development. Since joining the Altria companies in 1994, he has held numerous leadership roles in the Finance and Market Information and Consumer Research business functions.
In conjunction with Mr. Beran’s retirement, Altria’s Board of Directors has expanded Mr. Barrington’s Chairman and CEO responsibilities to include the role of President, Altria Group, Inc., effective March 1, 2015.
2015 Full-Year Guidance
Altria forecasts that 2015 full-year adjusted diluted EPS will be in the range of $2.75 to $2.80, representing a growth rate of 7% to 9% from an adjusted diluted EPS base of $2.57 in 2014, which excludes the special items shown in Table 1.
Altria expects that its 2015 full-year effective tax rate on operations will be approximately 35%.
Altria also expects capital expenditures for 2015 will be in the range of $200 million to $250 million and that depreciation and amortization will be approximately $200 million.
The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to Altria’s forecast.

ALTRIA GROUP, INC.
Altria reports its financial results, including diluted EPS, in accordance with U.S. generally accepted accounting principles (GAAP). Altria’s management reviews operating companies income (OCI), which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, the segments. Altria’s management also reviews OCI, operating margins and diluted EPS on an adjusted basis, which exclude certain income and expense items that management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, SABMiller plc (SABMiller) special items, certain tax items, charges associated with tobacco and health litigation items, and settlements of, and determinations made in connection with, certain non-participating manufacturer (NPM) adjustment disputes (such settlements and determinations are referred to collectively as NPM Adjustment Items). Altria’s management does not view any of these special items to be part of Altria’s sustainable results as they may be highly variable, are difficult to predict and can distort underlying business trends and results. Altria’s management also reviews income tax rates on an adjusted basis. Altria’s effective tax rate on operations may exclude certain tax items from its reported effective tax rate. Altria’s management believes that these adjusted measures provide useful insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP, and should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of historical adjusted measures to corresponding GAAP measures are provided in the release. Comparisons are to the corresponding prior-year period unless otherwise stated.
Altria’s full-year adjusted diluted EPS guidance and full-year forecast for its effective tax rate on operations exclude the impact of certain income and expense items, including those items noted in the preceding paragraph. Altria’s management cannot estimate on a forward-looking basis the impact of these items on its reported diluted EPS and its reported tax rate because these items, which could be significant, are difficult to predict and may be highly variable. As a result, Altria does not provide a corresponding GAAP measure for, or reconciliation to, its adjusted diluted EPS guidance or its forecast for its effective tax rate on operations.
Altria’s reportable segments are smokeable products, manufactured and sold by PM USA and John Middleton Co. (Middleton); smokeless products, substantially all of which are manufactured and sold by U.S. Smokeless Tobacco Company LLC (USSTC); and wine, produced and/or distributed by Ste. Michelle Wine Estates Ltd. (Ste. Michelle).
Altria’s 2014 fourth-quarter net revenues increased 2.9% to $6.3 billion, primarily due to higher net revenues in all reportable segments and higher gains on asset sales at Philip Morris Capital Corporation (PMCC). For the full year, net revenues were essentially unchanged at $24.5 billion, primarily due to higher net revenues in all reportable segments, offset by lower gains on asset sales at PMCC. Altria’s revenues net of excise taxes increased 4.7% to $4.6 billion for the fourth quarter and increased 1.6% to $17.9 billion for the full year of 2014.
Altria’s 2014 fourth-quarter reported diluted EPS increased over 100% to $0.63, primarily driven by higher 2013 losses on early extinguishment of debt and higher reported OCI in the smokeable products segment. Altria’s fourth-quarter adjusted diluted EPS, which excludes the special items shown in Table 1, grew 15.8% to $0.66 primarily driven by higher adjusted OCI in the smokeable products segment, a lower tax rate resulting from the 2013 debt tender offer, and lower interest and other debt expense. Higher earnings from Altria’s equity investment in SABMiller, fewer shares outstanding and higher gains on asset sales at PMCC also contributed to higher adjusted diluted EPS for the quarter. These factors were partially offset by higher investment in innovative tobacco products.
For the full year of 2014, Altria’s reported diluted EPS increased 13.3% to $2.56, primarily due to higher 2013 losses on early extinguishment of debt, lower interest and other debt expense and fewer shares outstanding. These factors were partially offset by lower reported OCI in the smokeable products segment resulting from higher 2013 NPM Adjustment Items, higher investment in innovative tobacco products, and lower gains on asset sales at PMCC. Altria’s full-year adjusted diluted EPS, which excludes the special items shown in Table 1, grew 8.0% to $2.57 primarily due to higher adjusted OCI in the smokeable products segment, lower interest and other debt expense, a lower tax rate, and fewer shares outstanding. These factors were partially offset by higher investment in innovative tobacco products and lower gains on asset sales at PMCC.

Table 1 - Altria’s Adjusted Results

	Fourth Quarter			Full Year
	2014	2013	Change	2014	2013	Change
Reported diluted EPS	$0.63	$0.24	100%+	$2.56	$2.26	13.3%
NPM Adjustment Items	—	—		(0.03)	(0.21)
Asset impairment, exit, integration and acquisition-related costs	—	0.01		0.01	—
Tobacco and health litigation items	—	—		0.01	0.01
SABMiller special items	0.01	—		0.01	0.01
Loss on early extinguishment of debt	0.02	0.34		0.02	0.34
Tax items	—	(0.02)		(0.01)	(0.03)
Adjusted diluted EPS	$0.66	$0.57	15.8%	$2.57	$2.38	8.0%

SMOKEABLE PRODUCTS
The smokeable products segment delivered strong adjusted OCI and adjusted OCI margin growth in both the fourth quarter and full year of 2014, primarily through higher pricing. PM USA grew Marlboro’s and its total cigarette category retail share for the full year.

The smokeable products segment’s net revenues for the fourth quarter and full year grew 1.7% and 0.3%, respectively, primarily driven by higher pricing, partially offset by lower volume. Revenues net of excise taxes increased 3.3% in the fourth quarter and 2.0% in the full year.
The smokeable products segment’s 2014 fourth-quarter reported OCI increased 7.6%, primarily due to higher pricing and the end of the federal tobacco quota buy-out payments. These factors were partially offset by higher selling, general and administrative expenses and lower reported shipment volume. Adjusted OCI, which is calculated excluding the special items identified in Table 2, grew 7.8% and adjusted OCI margins expanded 1.8 percentage points to 43.9%.
For the full year of 2014, the smokeable products segment’s reported OCI decreased 2.7%, primarily driven by higher 2013 NPM Adjustment Items and lower reported shipment volume, partially offset by higher pricing. Adjusted OCI, which excludes the special items shown in Table 2, grew 6.7%, primarily due to higher pricing, partially offset by lower reported shipment volume and higher selling, general and administrative expenses. Adjusted OCI margins expanded 1.9 percentage points to 44.1%. Table 2 summarizes revenues and OCI for the smokeable products segment.

Table 2 - Smokeable Products: Revenues and OCI ($ in millions)

	Fourth Quarter			Full Year
	2014	2013	Change	2014	2013	Change
Net revenues	$5,511	$5,420	1.7%	$21,939	$21,868	0.3%
Excise taxes	(1,601)	(1,635)		(6,416)	(6,651)
Revenues net of excise taxes	$3,910	$3,785	3.3%	$15,523	$15,217	2.0%

Reported OCI	$1,713	$1,592	7.6%	$6,873	$7,063	(2.7)%
NPM Adjustment Items	—	—		(43)	(664)
Asset impairment, exit and implementation costs	—	2		(6)	4
Tobacco and health litigation items	5	—		27	18
Adjusted OCI	$1,718	$1,594	7.8%	$6,851	$6,421	6.7%
Adjusted OCI margins [1]	43.9%	42.1%	1.8 pp	44.1%	42.2%	1.9 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
PM USA’s 2014 fourth-quarter reported domestic cigarettes shipment volume decreased 1.7%, driven by the industry’s decline, partially offset by retail share gains. For the full year, PM USA’s reported domestic cigarettes shipment volume decreased 3.0% primarily due to the same factors. When adjusted for trade inventory changes and other factors, PM USA estimates that its fourth-quarter and full-year domestic cigarettes shipment volume decreased approximately 2% and 3%, respectively, and that total industry cigarette volumes declined approximately 2.5% in the fourth quarter and 3.5% for the full year of 2014.
Middleton’s reported cigars shipment volume increased 3.9% for the fourth quarter and 6.1% for the full year of 2014, driven primarily by Black & Mild’s strong performance in the tipped cigars segment, including Black & Mild Jazz. Table 3 summarizes smokeable products segment volume performance.

Table 3 - Smokeable Products: Shipment Volume (sticks in millions)

	Fourth Quarter			Full Year
	2014	2013	Change	2014	2013	Change
Cigarettes:
Marlboro	26,947	27,468	(1.9)%	108,023	111,421	(3.0)%
Other premium	1,741	1,883	(7.5)%	7,047	7,721	(8.7)%
Discount	2,654	2,524	5.2%	10,320	10,170	1.5%
Total cigarettes	31,342	31,875	(1.7)%	125,390	129,312	(3.0)%

Cigars:
Black & Mild	315	303	4.0%	1,246	1,177	5.9%
Other	4	4	—%	25	21	19.0%
Total cigars	319	307	3.9%	1,271	1,198	6.1%

Total smokeable products	31,661	32,182	(1.6)%	126,661	130,510	(2.9)%
Note: Cigarettes volume includes units sold as well as promotional units, but excludes units sold in Puerto Rico and U.S. Territories, to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in the aggregate, is material to the smokeable products segment.
Marlboro’s retail share was unchanged in the fourth quarter and grew 0.1 share point for the full year of 2014. PM USA grew its total retail share in the fourth quarter by 0.1 point due to gains by L&M in Discount and grew its full-year total retail share by 0.2 points driven by Marlboro and L&M. In both periods, PM USA’s retail share gains were partially offset by share losses on other portfolio brands. In the fourth quarter, PM USA expanded distribution of Marlboro Menthol Rich Blue to 28 states, primarily in the eastern U.S., to enhance Marlboro’s position in the menthol segment.
In the machine-made large cigars category, Black & Mild’s retail share declined 0.4 points in the fourth quarter and 0.3 points for the full year of 2014. In December 2014, Middleton announced the national expansion of Black & Mild Casino, a dark tobacco blend, in the tipped segment.
Table 4 summarizes retail share performance by PM USA in cigarettes and Middleton in machine-made large cigars.

Table 4 - Smokeable Products: Retail Share (percent)

	Fourth Quarter			Full Year
	2014	2013	Percentage point change	2014	2013	Percentage point change
Cigarettes:
Marlboro	43.8%	43.8%	—	43.8%	43.7%	0.1
Other premium	2.9	3.0	(0.1)	2.9	3.1	(0.2)
Discount	4.2	4.0	0.2	4.2	3.9	0.3
Total cigarettes	50.9%	50.8%	0.1	50.9%	50.7%	0.2

Cigars:
Black & Mild	28.4%	28.8%	(0.4)	28.6%	28.9%	(0.3)
Other	0.4	0.4	—	0.4	0.2	0.2
Total cigars	28.8%	29.2%	(0.4)	29.0%	29.1%	(0.1)
Note: Retail share results for cigarettes are based on data from IRI/MSAi, a tracking service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. Retail share results for cigars are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. Both services track sales in the Food, Drug and Mass Merchandisers (including Wal-Mart), Convenience, Military, Dollar Store and Club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers (STARS). These services are not designed to capture sales through other channels, including the Internet, direct mail and some illicitly tax-advantaged outlets. Retail share results for cigars are based on data for machine-made large cigars. Middleton defines machine-made large cigars as cigars, made by machine, that weigh greater than three pounds per thousand, except cigars sold at retail in packages of 20 cigars. Because the cigars service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its services, which could restate retail share results that were previously released in these services.

SMOKELESS PRODUCTS
The smokeless products segment grew adjusted OCI and expanded adjusted OCI margins for the full year of 2014. USSTC also increased Copenhagen and Skoal’s combined retail share in the fourth quarter and full year.
The smokeless products segment’s 2014 fourth-quarter net revenues increased 4.3%, primarily driven by higher pricing and higher volume, partially offset by higher promotional investments. For the full year of 2014, the segment’s net revenues increased 1.7%, driven by the factors described above and mix due to growth in popular priced products. The smokeless products segment’s revenues net of excise taxes increased 4.1% in the fourth quarter and 1.4% for the full year.
The smokeless products segment’s 2014 fourth-quarter reported OCI increased 1.2% due to higher pricing and higher volume, partially offset by higher promotional investments and the timing of selling, general and administrative expenses. For the full year, reported OCI grew 3.7%, primarily driven by higher pricing and higher volume, partially offset by higher promotional investments and product mix. Adjusted OCI for the smokeless products segment, which excludes the special items shown in Table 5, was unchanged in the fourth quarter and increased 3.3% for the full year of 2014. Adjusted OCI margins for the smokeless products segment decreased 2.5 percentage points to 60.0% in the fourth quarter and increased 1.1 percentage points to 63.4% for the full year of 2014. Table 5 summarizes revenues and OCI for the smokeless products segment.

Table 5 - Smokeless Products: Revenues and OCI ($ in millions)

	Fourth Quarter			Full Year
	2014	2013	Change	2014	2013	Change
Net revenues	$464	$445	4.3%	$1,809	$1,778	1.7%
Excise taxes	(36)	(34)		(138)	(130)
Revenues net of excise taxes	$428	$411	4.1%	$1,671	$1,648	1.4%

Reported OCI	$257	$254	1.2%	$1,061	$1,023	3.7%
Asset impairment and exit costs	—	3		(1)	3
Adjusted OCI	$257	$257	—%	$1,060	$1,026	3.3%
Adjusted OCI margins [1]	60.0%	62.5%	(2.5) pp	63.4%	62.3%	1.1 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
Reported domestic smokeless products shipment volume increased 1.0% in the fourth quarter of 2014, primarily driven by the timing of inventory movements. Reported domestic smokeless products shipment volume increased 0.7% for the full year, as volume growth in Copenhagen was mostly offset by declines in Skoal and Other portfolio brands. Copenhagen and Skoal’s combined reported shipment volume increased 1.3% in the fourth quarter and 1.2% for the full year of 2014.
After adjusting for trade inventory changes and other factors, USSTC estimates that domestic smokeless products shipment volume grew approximately 2.5% in both the fourth quarter and full year of 2014. USSTC estimates that the smokeless products category volume grew approximately 2% over the last 12 months.
Table 6 summarizes volume performance for the smokeless products segment.

Table 6 - Smokeless Products: Shipment Volume (cans and packs in millions)

	Fourth Quarter			Full Year
	2014	2013	Change	2014	2013	Change

Copenhagen	113.9	109.5	4.0%	448.6	426.1	5.3%
Skoal	68.0	70.0	(2.9)%	269.6	283.8	(5.0)%
Copenhagen and Skoal	181.9	179.5	1.3%	718.2	709.9	1.2%
Other	18.5	19.0	(2.6)%	75.1	77.6	(3.2)%
Total smokeless products	200.4	198.5	1.0%	793.3	787.5	0.7%
Note: Other includes certain USSTC and PM USA smokeless products. Volume includes cans and packs sold, as well as promotional units, but excludes international volume, which is not material to the smokeless products segment. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing moist smokeless tobacco (MST) products on a can-for-can basis. To calculate volumes of cans and packs shipped, USSTC and PM USA have assumed that one pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST.
Copenhagen and Skoal’s combined retail share increased 0.4 share points to 51.3% in the fourth quarter of 2014 and grew 0.5 share points to 51.2% for the full year. Copenhagen’s retail share grew 1.1 share points in the fourth quarter and 1.5 share points for the full year. Skoal’s retail share declined 0.7 share points in the fourth quarter and 1.0 share point for the full year of 2014.

Total smokeless products retail share for the fourth quarter of 2014 increased 0.3 share points to 55.3%, as retail share gains for Copenhagen were partially offset by share losses for Skoal and Other portfolio brands. For the full year, total smokeless products retail share was up 0.2 share points to 55.2%. Table 7 summarizes smokeless products retail share performance.

Table 7 - Smokeless Products: Retail Share (percent)

	Fourth Quarter			Full Year
	2014	2013	Percentage point change	2014	2013	Percentage point change

Copenhagen	31.1%	30.0%	1.1	30.8%	29.3%	1.5
Skoal	20.2	20.9	(0.7)	20.4	21.4	(1.0)
Copenhagen and Skoal	51.3	50.9	0.4	51.2	50.7	0.5
Other	4.0	4.1	(0.1)	4.0	4.3	(0.3)
Total smokeless products	55.3%	55.0%	0.3	55.2%	55.0%	0.2
Note: Retail share results for smokeless products are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. The service tracks sales in the Food, Drug and Mass Merchandisers (including Wal-Mart), Convenience, Military, Dollar Store and Club trade classes on the number of cans and packs sold. Smokeless products is defined by IRI as moist smokeless and spit-free tobacco products. Other includes certain USSTC and PM USA smokeless products. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing MST products on a can-for-can basis. USSTC and PM USA have assumed that one pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST. All other products are considered to be equivalent on a can-for-can basis. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its InfoScan services, which could restate retail share results that were previously released in this service.

WINE
In the wine segment, Ste. Michelle grew 2014 fourth-quarter and full-year net revenues 8.6% and 5.6%, respectively, primarily due to increased shipments. Revenues net of excise taxes increased 8.4% in the fourth quarter and 5.6% for the full year. Fourth-quarter and full-year OCI grew 17.8% and 13.6%, respectively, primarily due to higher shipment volume. Ste. Michelle’s OCI margins expanded 2.0 percentage points in the fourth quarter to 25.6% and 1.5 percentage points for the full year to 21.6%. Table 8 summarizes revenues and OCI for the wine segment.

Table 8 - Wine: Revenues and OCI ($ in millions)

	Fourth Quarter			Full Year
	2014	2013	Change	2014	2013	Change
Net revenues	$215	$198	8.6%	$643	$609	5.6%
Excise taxes	(8)	(7)		(23)	(22)
Revenues net of excise taxes	$207	$191	8.4%	$620	$587	5.6%

Reported and Adjusted OCI	$53	$45	17.8%	$134	$118	13.6%
OCI margins [1]	25.6%	23.6%	2.0 pp	21.6%	20.1%	1.5 pp
1 OCI margins are calculated as OCI divided by revenues net of excise taxes.
Ste. Michelle grew wine shipment volume 9.6% for the fourth quarter, as increased volume of Chateau Ste. Michelle, 14 Hands and Columbia Crest were partially offset by declines in Other brands. For the full year, wine shipment volume grew 4.8% driven by increased volume of 14 Hands and Chateau

Ste. Michelle, partially offset by declines in Other brands. Table 9 summarizes Ste. Michelle’s reported shipment volume performance.

Table 9 - Wine: Shipment Volume (cases in thousands)

	Fourth Quarter			Full Year
	2014	2013	Change	2014	2013	Change

Chateau Ste. Michelle	1,027	889	15.5%	3,035	2,753	10.2%
Columbia Crest [1]	424	330	28.5%	1,032	1,031	0.1%
14 Hands	536	425	26.1%	1,662	1,374	21.0%
Other [1]	823	920	(10.5)%	2,622	2,814	(6.8)%
Total Wine	2,810	2,564	9.6%	8,351	7,972	4.8%
1 Two Vines is no longer sold under the Columbia Crest brand. Effective January 1, 2014, shipment volume for Two Vines is included in Other. Prior-period shipment volume for Columbia Crest and Other have been adjusted to reflect this change.

Altria’s Profile
Altria’s wholly-owned subsidiaries include PM USA, USSTC, Middleton, Nu Mark, Ste. Michelle and PMCC. Altria holds a continuing economic and voting interest in SABMiller.
The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, MarkTen™ and Green Smoke®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™, Torres® and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com and on the Altria Investor app.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2013, and its Quarterly Report on Form 10-Q for the period ended September 30, 2014.
These factors include the following: significant competition; changes in adult consumer preferences and demand for Altria’s operating companies’ products; fluctuations in raw material availability, quality and price; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; federal, state and local legislative activity, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.
Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult tobacco consumers (including, where appropriate, through arrangements with, and investments in, third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases.
Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation of PM USA and USSTC by the U.S. Food and Drug Administration (FDA). Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.
Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.

Altria Client Services	Altria Client Services
Investor Relations	Media Relations
804-484-8222	804-484-8897

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	2014	2013	% Change

Net revenues	$6,258	$6,080	2.9%
Cost of sales [1]	1,986	1,996
Excise taxes on products [1]	1,645	1,676
Gross profit	2,627	2,408	9.1%
Marketing, administration and research costs	646	535
Asset impairment and exit costs	—	10
Operating companies income	1,981	1,863	6.3%
Amortization of intangibles	5	5
General corporate expenses	67	62
Changes to Mondelēz and PMI tax-related receivables/payables	(3)	(3)
Operating income	1,912	1,799	6.3%
Interest and other debt expense, net	212	255
Loss on early extinguishment of debt	44	1,084
Earnings from equity investment in SABMiller	(253)	(253)
Earnings before income taxes	1,909	713	100%+
Provision for income taxes	673	225
Net earnings attributable to Altria Group, Inc.	$1,236	$488	100%+

Per share data:
Basic and diluted earnings per share attributable to Altria Group, Inc.	$0.63	$0.24	100%+

Weighted-average diluted shares outstanding	1,970	1,992	(1.1)%

[1]  Cost of sales includes charges for resolution expenses related to state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

					Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Quarters Ended December 31,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2014	$5,511	$464	$215	$68	$6,258
2013	5,420	445	198	17	6,080
% Change	1.7%	4.3%	8.6%	100%+	2.9%

Reconciliation:
For the quarter ended December 31, 2013	$5,420	$445	$198	$17	$6,080
Operations	91	19	17	51	178
For the quarter ended December 31, 2014	$5,511	$464	$215	$68	$6,258

	Operating Companies Income (Loss)
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2014	$1,713	$257	$53	$(42)	$1,981
2013	1,592	254	45	(28)	1,863
% Change	7.6%	1.2%	17.8%	(50.0)%	6.3%

Reconciliation:
For the quarter ended December 31, 2013	$1,592	$254	$45	$(28)	$1,863
Asset impairment and exit costs - 2013	2	3	—	5	10

Asset impairment, exit, integration and acquisition-related costs - 2014	—	—	—	(5)	(5)
Tobacco and health litigation items - 2014	(5)	—	—	—	(5)
	(5)	—	—	(5)	(10)
Operations	124	—	8	(14)	118
For the quarter ended December 31, 2014	$1,713	$257	$53	$(42)	$1,981

			Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Years Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	2014	2013	% Change

Net revenues	$24,522	$24,466	0.2%
Cost of sales [1]	7,785	7,206
Excise taxes on products [1]	6,577	6,803
Gross profit	10,160	10,457	(2.8)%
Marketing, administration and research costs	2,278	2,085
Asset impairment and exit costs	(1)	11
Operating companies income	7,883	8,361	(5.7)%
Amortization of intangibles	20	20
General corporate expenses	241	235
Changes to Mondelēz and PMI tax-related receivables/payables	2	22
Operating income	7,620	8,084	(5.7)%
Interest and other debt expense, net	808	1,049
Loss on early extinguishment of debt	44	1,084
Earnings from equity investment in SABMiller	(1,006)	(991)
Earnings before income taxes	7,774	6,942	12.0%
Provision for income taxes	2,704	2,407
Net earnings attributable to Altria Group, Inc.	$5,070	$4,535	11.8%

Per share data [2]:
Basic and diluted earnings per share attributable to Altria Group, Inc.	$2.56	$2.26	13.3%

Weighted-average diluted shares outstanding	1,978	1,999	(1.1)%

[1]  Cost of sales includes charges for resolution expenses related to state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

[2]  Basic and diluted earnings per share attributable to Altria Group, Inc. are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

					Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Years Ended December 31,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2014	$21,939	$1,809	$643	$131	$24,522
2013	21,868	1,778	609	211	24,466
% Change	0.3%	1.7%	5.6%	(37.9)%	0.2%

Reconciliation:
For the year ended December 31, 2013	$21,868	$1,778	$609	$211	$24,466
Operations	71	31	34	(80)	56
For the year ended December 31, 2014	$21,939	$1,809	$643	$131	$24,522

	Operating Companies Income (Loss)
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2014	$6,873	$1,061	$134	$(185)	$7,883
2013	7,063	1,023	118	157	8,361
% Change	(2.7)%	3.7%	13.6%	(100)%+	(5.7)%

Reconciliation:
For the year ended December 31, 2013	$7,063	$1,023	$118	$157	$8,361
NPM Adjustment Items - 2013	(664)	—	—	—	(664)
Asset impairment, exit and implementation costs - 2013	4	3	—	5	12
Tobacco and health litigation items - 2013	18	—	—	—	18
	(642)	3	—	5	(634)

NPM Adjustment Items - 2014	43	—	—	—	43
Asset impairment, exit, integration and acquisition-related costs - 2014	6	1	—	(28)	(21)
Tobacco and health litigation items - 2014	(27)	—	—	—	(27)
	22	1	—	(28)	(5)
Operations	430	34	16	(319)	161
For the year ended December 31, 2014	$6,873	$1,061	$134	$(185)	$7,883

			Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data
(dollars in millions)
(Unaudited)

	For the Quarters Ended December 31,		For the Years Ended December 31,
	2014	2013	2014	2013
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$1,601	$1,635	$6,416	$6,651
Smokeless products	36	34	138	130
Wine	8	7	23	22
	$1,645	$1,676	$6,577	$6,803

The segment detail of charges for resolution expenses related to state settlement and other tobacco agreements included in cost of sales is as follows:

Smokeable products [1]	$1,103	$1,181	$4,631	$4,150
Smokeless products	2	4	12	13
	$1,105	$1,185	$4,643	$4,163

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$65	$62	$253	$238
Smokeless products	1	1	3	3
	$66	$63	$256	$241

[1] Amounts include a pre-tax credit of $43 million and $664 million for the years ended December 31, 2014 and 2013, respectively, related to the NPM Adjustment Items.

		Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Quarters Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2014 Net Earnings	$1,236	$0.63
2013 Net Earnings	$488	$0.24
% Change	100%+	100%+

Reconciliation:
2013 Net Earnings	$488	$0.24

2013 Asset impairment and exit costs	6	0.01
2013 SABMiller special items	4	—
2013 Loss on early extinguishment of debt	678	0.34
2013 Tax items	(39)	(0.02)
Subtotal 2013 special items	649	0.33

2014 Asset impairment, exit, integration and acquisition-related costs	(3)	—
2014 Tobacco and health litigation items	(3)	—
2014 SABMiller special items	(24)	(0.01)
2014 Loss on early extinguishment of debt	(28)	(0.02)
2014 Tax items	(5)	—
Subtotal 2014 special items	(63)	(0.03)

Fewer shares outstanding	—	0.01
Change in tax rate	44	0.02
Operations	118	0.06
2014 Net Earnings	$1,236	$0.63

2014 Net Earnings Adjusted For Special Items	$1,299	$0.66
2013 Net Earnings Adjusted For Special Items	$1,137	$0.57
% Change	14.2%	15.8%

		Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Years Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS [1]
2014 Net Earnings	$5,070	$2.56
2013 Net Earnings	$4,535	$2.26
% Change	11.8%	13.3%

Reconciliation:
2013 Net Earnings	$4,535	$2.26

2013 NPM Adjustment Items	(427)	(0.21)
2013 Asset impairment, exit and implementation costs	7	—
2013 Tobacco and health litigation items	14	0.01
2013 SABMiller special items	20	0.01
2013 Loss on early extinguishment of debt	678	0.34
2013 Tax items	(64)	(0.03)
Subtotal 2013 special items	228	0.12

2014 NPM Adjustment Items	56	0.03
2014 Asset impairment, exit, integration and acquisition-related costs	(14)	(0.01)
2014 Tobacco and health litigation items	(28)	(0.01)
2014 SABMiller special items	(17)	(0.01)
2014 Loss on early extinguishment of debt	(28)	(0.02)
2014 Tax items	14	0.01
Subtotal 2014 special items	(17)	(0.01)

Fewer shares outstanding	—	0.03
Change in tax rate	86	0.04
Operations	238	0.12
2014 Net Earnings	$5,070	$2.56

2014 Net Earnings Adjusted For Special Items	$5,087	$2.57
2013 Net Earnings Adjusted For Special Items	$4,763	$2.38
% Change	6.8%	8.0%

[1] Diluted earnings per share attributable to Altria Group, Inc. is computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

		Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	December 31, 2014	December 31, 2013
Assets
Cash and cash equivalents	$3,321	$3,175
Inventories	2,040	1,879
Deferred income taxes	1,143	1,100
Other current assets	374	436
Property, plant and equipment, net	1,983	2,028
Goodwill and other intangible assets, net	17,334	17,232
Investment in SABMiller	6,183	6,455
Finance assets, net	1,614	1,997
Other long-term assets	483	557
Total assets	$34,475	$34,859

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$1,000	$525
Accrued settlement charges	3,500	3,391
Other current liabilities	3,173	3,142
Long-term debt	13,693	13,992
Deferred income taxes	6,088	6,854
Accrued postretirement health care costs	2,461	2,155
Accrued pension costs	1,012	212
Other long-term liabilities	503	435
Total liabilities	31,430	30,706
Redeemable noncontrolling interest	35	35
Total stockholders’ equity	3,010	4,118
Total liabilities and stockholders’ equity	$34,475	$34,859

Total debt	$14,693	$14,517